Exhibit 99.1

CoStar Group First Quarter 2022 Revenue Increased 13% Year-over-Year and
Net New Bookings Grew 31% to a Record $68 Million

WASHINGTON – April 26, 2022 - CoStar Group, Inc. (NASDAQ: CSGP), a leading provider of online real estate marketplaces, information and analytics in the property markets, announced today that revenue for the quarter ended March 31, 2022, was $516 million, an increase of 13% over revenue of $458 million for the first quarter of 2021.

Net income for the first quarter of 2022 was $89 million, an increase of 20% compared to net income of $74 million for the first quarter of 2021. EBITDA for the first quarter of 2022 was $158 million, an increase of 17% compared to EBITDA of $136 million for the first quarter of 2021.

“We are off to an outstanding start to 2022 with our best sales quarter ever,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar Group. “Net new bookings totaled $68 million in the first quarter of 2022, up 31% over the first quarter of 2021. Our flagship product, CoStar, delivered three record sales quarters in a row and is growing 15% year-over-year. Both revenue and profit in the first quarter of 2022 were ahead of forecast and we are raising our guidance for the year.”

“Apartments.com sales are rebounding as the first quarter sales increased 36% sequentially compared to the fourth quarter of 2021. This is the result of improving market conditions and high sales productivity,” continued Florance. “We are making strong progress on our residential initiatives, with unique visitors to our residential sites growing approximately 125% from 6 million in the first quarter of 2021 to 14 million in the most recent quarter. Our fast growing residential operations increased revenue in the first quarter by 63% year-over-year to $18 million. Finally, we are very excited about joining forces with our French companies, BureauxLocaux and Business Immo, and their teams, which we believe will be key catalysts in building a successful Pan-European business."

Year 2021-2022 Quarterly Results - Unaudited
(in millions, except per share data)
	2021				2022
	Q1	Q2	Q3	Q4	Q1

Revenues	$458	$480	$499	$507	$516
Net income	74	61	64	93	89
Net income per share - diluted(1)	0.19	0.16	0.16	0.24	0.23
Weighted average outstanding shares - diluted(1)	394	394	394	395	394

EBITDA	136	133	123	173	158
Adjusted EBITDA	160	150	144	193	178
Non-GAAP net income	108	103	99	138	123
Non-GAAP net income per share - diluted(1)	0.27	0.26	0.25	0.35	0.31
__________________________
(1) Prior period amounts have been retroactively adjusted to reflect the ten-for-one stock split effected in the form of a stock dividend in June 2021.

As of March 31, 2022, the Company had approximately $3.9 billion in cash, cash equivalents and restricted cash and outstanding debt of approximately $1.0 billion.

2022 Outlook
The Company is raising its revenue guidance to a range of $2.15 billion to $2.17 billion for the full year of 2022, an increase of $5 million at the midpoint of the range compared to the prior outlook. The Company expects revenue for the second quarter of 2022 in the range of $529 million to $534 million, representing revenue growth of approximately 11% over the second quarter of 2021 at the midpoint of the range.

The Company is raising its adjusted EBITDA guidance to a range of $585 million to $615 million for the full year of 2022, an increase of $15 million at the midpoint of the range compared to the prior outlook. For the second quarter of 2022, the Company expects adjusted EBITDA in a range of $123 million to $128 million.

The Company expects full year 2022 non-GAAP net income per diluted share in a range of $0.98 to $1.03 based on 395 million shares, an increase of $0.02 per diluted share compared to the prior outlook. For the second quarter of 2022, the Company expects non-GAAP net income per diluted share in a range of $0.20 to $0.21 based on 395 million shares. These ranges include an estimated non-GAAP tax rate of 26% for the full year and the second quarter of 2022.

The preceding forward-looking statements reflect CoStar Group’s expectations as of April 26, 2022, including forward-looking non-GAAP financial measures on a consolidated basis, based on current estimates, expectations, observations, and trends. Given the risk factors, rapidly evolving economic environment, and uncertainties and assumptions discussed in this release and in our quarterly reports on Form 10-Q and annual reports on Form 10-K, including uncertainties as a result of the COVID-19 pandemic and responses to it by, and the impact on, global economies and the real estate industry, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of EBITDA, adjusted EBITDA, non-GAAP net income and non-GAAP net income per diluted share to their GAAP basis results are shown in detail below, along with definitions for those terms. A reconciliation of forward-looking non-GAAP guidance to the most directly comparable GAAP measure, net income, can be found within the tables included in this release.

Non-GAAP Financial Measures
For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group before interest (expense) income and other (expense) income, loss on debt extinguishment, income taxes, depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before stock-based compensation expense, acquisition- and integration-related costs, restructuring costs, and settlements and impairments incurred outside the Company’s normal course of business. Adjusted EBITDA margin represents adjusted EBITDA divided by revenues for the period.

Non-GAAP net income is a non-GAAP financial measure determined by adjusting GAAP net income attributable to CoStar Group for stock-based compensation expense, acquisition- and integration-related costs, restructuring costs, settlement and impairment costs incurred outside the Company's normal course of business and loss on debt extinguishment, as well as amortization of acquired intangible assets and other related costs, and then subtracting an assumed provision for income taxes. In 2022, the Company is assuming a 26% tax rate in order to approximate its statutory corporate tax rate excluding the impact of discrete items.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share. For periods with GAAP net losses and non-GAAP net income, the weighted average outstanding shares used to calculate non-GAAP net income per share includes potentially dilutive securities that were excluded from the calculation of GAAP net income per share as the effect was anti-dilutive.

Net new bookings is calculated based on the annualized amount of change in the Company's sales bookings resulting from new subscription-based contracts and changes to existing subscription-based contracts for the period reported. Information regarding net new bookings is not comparable to, nor should it be substituted for, an analysis of the Company's revenues over time.

Earnings Conference Call
Management will conduct a conference call to discuss the first quarter 2022 results and the Company’s outlook at 5:00 PM EST on Tuesday, April 26, 2022. A live audio webcast of the conference will be available in listen-only mode through the Investors section of the CoStar Group website: https://investors.costargroup.com. A replay of the webcast audio will also be available in the Investors section of our website for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues	$515,825	$457,697
Cost of revenues	95,479	88,748
Gross profit	420,346	368,949

Operating expenses:
Selling and marketing (excluding customer base amortization)	143,997	138,687
Software development	54,021	46,784
General and administrative	77,961	63,850
Customer base amortization	16,092	18,419
	292,071	267,740

Income from operations	128,275	101,209
Interest expense, net	(7,718)	(7,878)
Other income (expense)	864	(50)
Income before income taxes	121,421	93,281
Income tax expense	32,103	19,069
Net income	$89,318	$74,212

Net income per share - basic(1)	$0.23	$0.19
Net income per share - diluted(1)	$0.23	$0.19

Weighted-average outstanding shares - basic(1)	392,895	391,578
Weighted-average outstanding shares - diluted(1)	394,234	393,715
__________________________
(1) Prior period amounts have been retroactively adjusted to reflect the ten-for-one stock split effected in the form of a stock dividend in June 2021.

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures - Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	Three Months Ended March 31,
	2022	2021
Net income	$89,318	$74,212
Income tax expense	32,103	19,069
Income before income taxes	121,421	93,281
Amortization of acquired intangible assets	23,190	25,827
Stock-based compensation expense	17,847	15,545
Acquisition and integration related costs	1,639	8,462
Other expense	2,036	1,071
Non-GAAP income before income taxes	166,133	144,186
Assumed rate for income tax expense(1)	26%	25%
Assumed provision for income tax expense	(43,195)	(36,047)
Non-GAAP net income	$122,938	$108,139

Net income per share - diluted(2)	$0.23	$0.19
Non-GAAP net income per share - diluted(2)	$0.31	$0.27

Weighted average outstanding shares - basic(2)	392,895	391,578
Weighted average outstanding shares - diluted(2)	394,234	393,715
__________________________
(1) The assumed tax rate approximates our statutory federal and state corporate tax rate for the applicable period.
(2) Prior period amounts have been retroactively adjusted to reflect the ten-for-one stock split effected in the form of a stock dividend in June 2021.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2022	2021
Net income	$89,318	$74,212
Amortization of acquired intangible assets in cost of revenues	7,098	7,408
Amortization of acquired intangible assets in operating expenses	16,092	18,419
Depreciation and other amortization	6,965	8,500
Interest expense	7,718	7,878
Other (income) expense	(864)	50
Income tax expense	32,103	19,069
EBITDA	$158,430	$135,536
Stock-based compensation expense	17,847	15,545
Acquisition and integration related costs	1,639	8,462
Restructuring and related costs	—	—
Adjusted EBITDA	$177,916	$159,543

CoStar Group, Inc.
Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$3,929,097	$3,827,126
Accounts receivable	148,744	138,191
Less: Allowance for credit losses	(13,766)	(13,374)
Accounts receivable, net	134,978	124,817
Prepaid expenses and other current assets	36,183	36,182
Total current assets	4,100,258	3,988,125

Deferred income taxes, net	5,035	5,034
Property and equipment, net	283,718	271,431
Lease right-of-use assets	95,555	100,680
Goodwill	2,319,785	2,321,015
Intangible assets, net	409,326	435,662
Deferred commission costs, net	110,083	101,879
Deposits and other assets	22,399	21,762
Income tax receivable	11,283	11,283
Total assets	$7,357,442	$7,256,871
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,191	$22,244
Accrued wages and commissions	59,337	81,794
Accrued expenses	78,923	81,676
Income taxes payable	72,375	31,236
Lease liabilities	32,620	26,268
Deferred revenue	107,749	95,471
Total current liabilities	370,195	338,689

Long-term debt, net	988,257	987,944
Deferred income taxes, net	91,756	98,656
Income taxes payable	12,508	12,496
Lease and other long-term liabilities	97,428	107,414
Total liabilities	$1,560,144	$1,545,199

Total stockholders’ equity	5,797,298	5,711,672
Total liabilities and stockholders’ equity	$7,357,442	$7,256,871

CoStar Group, Inc.
Condensed Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Three Months Ended March 31,
	2022	2021
Operating activities:
Net income	$89,318	$74,212
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,190	35,410
Amortization of deferred commissions costs	17,583	15,317
Amortization of Senior Notes discount and issuance costs	588	578
Non-cash lease expense	7,537	6,483
Stock-based compensation expense	17,847	15,545
Deferred income taxes, net	(10,211)	5,464
Credit loss expense	3,321	1,820
Other operating activities, net	(30)	(136)

Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(13,724)	(7,609)
Prepaid expenses and other current assets	(385)	(2,823)
Deferred commissions	(25,829)	(15,078)
Accounts payable and other liabilities	(32,581)	(63,051)
Lease liabilities	(7,822)	(7,788)
Income taxes payable	41,154	12,556
Deferred revenue	12,417	14,680
Other assets	(666)	2,273
Net cash provided by operating activities	130,707	87,853

Investing activities:
Proceeds from sale of property and equipment and other assets	15	—
Purchase of Richmond assets and other intangibles	—	(123,259)
Purchases of property and equipment and other assets	(12,416)	(10,619)
Cash paid for acquisitions, net of cash acquired	—	(442)
Net cash used in investing activities	(12,401)	(134,320)

Financing activities:
Repurchase of restricted stock to satisfy tax withholding obligations	(19,459)	(27,667)
Proceeds from exercise of stock options and employee stock purchase plan	3,705	9,124
Net cash used in financing activities	(15,754)	(18,543)

Effect of foreign currency exchange rates on cash and cash equivalents	(581)	(606)
Net increase (decrease) in cash, cash equivalents and restricted cash	101,971	(65,616)
Cash, cash equivalents and restricted cash at the beginning of period	3,827,126	3,755,912
Cash, cash equivalents and restricted cash at the end of period	$3,929,097	$3,690,296

CoStar Group, Inc.
Disaggregated Revenues - Unaudited
(in thousands)

	Three Months Ended March 31,
	2022			2021
	North America	International	Total	North America	International	Total
CoStar	$189,104	$9,545	$198,649	$163,554	$8,630	$172,184
Information Services	30,271	6,944	37,215	27,686	7,010	34,696
Multifamily	175,477	—	175,477	166,147	—	166,147
LoopNet(1)	52,688	1,759	54,447	48,936	294	49,230
Residential(1)	18,060	—	18,060	11,105	—	11,105
Other Marketplaces(1)	31,977	—	31,977	24,335	—	24,335
Total revenues	$497,577	$18,248	$515,825	$441,763	$15,934	$457,697
__________________________
(1) As of September 30, 2021, Commercial Property and Land revenue has been further disaggregated into LoopNet, Residential and Other Marketplaces. Prior period amounts have been adjusted to reflect this presentation.

CoStar Group, Inc.
Results of Segments - Unaudited
(in thousands)

	Three Months Ended March 31,
	2022	2021
EBITDA
North America	$155,962	$135,858
International	2,468	(322)
Total EBITDA	$158,430	$135,536

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures with Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2021				2022
	Q1	Q2	Q3	Q4	Q1

Net income	$74.2	$61.1	$64.3	$92.9	$89.3
Income tax expense	19.1	32.8	19.0	40.5	32.1
Income before income taxes	93.3	93.9	83.3	133.4	121.4
Amortization of acquired intangible assets	25.8	25.3	26.3	26.2	23.2
Stock-based compensation expense	15.5	15.1	16.3	16.7	17.8
Acquisition and integration related costs	8.5	2.0	5.0	3.2	1.6
Restructuring and related costs	—	—	—	—	—
Other expense	1.1	0.8	0.9	4.1	2.0
Non-GAAP income before income taxes(1)	144.2	137.1	131.8	183.6	166.1
Assumed rate for income tax expense (2)	25%	25%	25%	25%	26%
Assumed provision for income tax expense	(36.0)	(34.3)	(33.0)	(45.9)	(43.2)
Non-GAAP net income(1)	$108.2	$102.8	$98.8	$137.7	$122.9

Non-GAAP net income per share - diluted(3)	$0.27	$0.26	$0.25	$0.35	$0.31

Weighted average outstanding shares - basic(3)	391.6	392.3	392.4	392.5	392.9
Weighted average outstanding shares - diluted(3)	393.7	394.1	394.3	394.5	394.2
__________________________
(1) Totals may not foot due to rounding.
(2) The assumed tax rate approximates our statutory federal and state corporate tax rate for the applicable period.
(3) Prior period amounts have been retroactively adjusted to reflect the ten-for-one stock split effected in the form of a stock dividend in June 2021.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2021				2022
	Q1	Q2	Q3	Q4	Q1

Net income	$74.2	$61.1	$64.3	$92.9	$89.3
Amortization of acquired intangible assets	25.8	25.3	26.3	26.2	23.2
Depreciation and other amortization	8.5	7.0	6.6	6.9	7.0
Interest (income) expense	7.9	7.9	7.9	7.9	7.7
Other (income) expense	0.1	(0.8)	(1.5)	(0.9)	(0.9)
Income tax expense	19.1	32.8	19.0	40.5	32.1
EBITDA(1)	$135.6	$133.3	$122.6	$173.4	$158.4
Stock-based compensation expense	15.5	15.1	16.3	16.7	17.8
Acquisition and integration related costs	8.5	2.0	5.0	3.2	1.6
Restructuring and related costs	—	—	—	—	—
Adjusted EBITDA(1)	$159.6	$150.4	$143.9	$193.4	$177.9
__________________________
(1) Totals may not foot due to rounding.

CoStar Group, Inc.
Reconciliation of Forward-Looking Guidance - Unaudited
(in thousands, except per share data)

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income

	Guidance Range		Guidance Range
	For the Three Months		For the Year Ending
	Ending June 30, 2022		December 31, 2022
	Low	High	Low	High

Net income	$48,000	$52,000	$259,000	$281,000
Income tax expense	17,000	18,000	92,000	100,000
Income before income taxes	65,000	70,000	351,000	381,000
Amortization of acquired intangible assets	22,000	22,000	87,000	87,000
Stock-based compensation expense	19,000	19,000	79,000	79,000
Acquisition and integration related costs	—	—	2,000	2,000
Other expense	—	—	2,000	2,000
Non-GAAP income before income taxes	106,000	111,000	521,000	551,000
Assumed rate for income tax expense(1)	26%	26%	26%	26%
Assumed provision for income tax expense	(27,600)	(28,900)	(135,500)	(143,300)
Non-GAAP net income	$78,400	$82,100	$385,500	$407,700

Net income per share - diluted	$0.12	$0.13	$0.66	$0.71
Non-GAAP net income per share - diluted	$0.20	$0.21	$0.98	$1.03

Weighted average outstanding shares - diluted	394,700	394,700	394,700	394,700
__________________________
(1) The assumed tax rate approximates our statutory federal and state corporate tax rate for the applicable period.

Reconciliation of Forward-Looking Guidance, Net Income to Adjusted EBITDA

	Guidance Range		Guidance Range
	For the Three Months		For the Year Ending
	Ending June 30, 2022		December 31, 2022
	Low	High	Low	High
Net income	$48,000	$52,000	$259,000	$281,000
Amortization of acquired intangible assets	22,000	22,000	87,000	87,000
Depreciation and other amortization	9,000	9,000	36,000	36,000
Interest expense	8,000	8,000	32,000	32,000
Other (income)	—	—	(2,000)	(2,000)
Income tax expense	17,000	18,000	92,000	100,000
Stock-based compensation expense	19,000	19,000	79,000	79,000
Acquisition and integration related costs	—	—	2,000	2,000
Adjusted EBITDA	$123,000	$128,000	$585,000	$615,000

Investor Relations:
CoStar Group Investor Relations
(202) 346-6500
ir@costar.com

News Media:
Matthew Blocher
Vice President
CoStar Group Corporate Marketing & Communications
(202) 346-6775
mblocher@costargroup.com

About CoStar Group, Inc.
CoStar Group, Inc. (NASDAQ: CSGP) is a leading provider of online real estate marketplaces, information and analytics. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. STR provides premium data benchmarking, analytics and marketplace insights for the global hospitality industry. Ten-X provides a leading platform for conducting commercial real estate online auctions and negotiated bids. LoopNet is the most heavily trafficked commercial real estate marketplace online. Apartments.com, ApartmentFinder.com, ForRent.com, ApartmentHomeLiving.com, Westside Rentals, AFTER55.com, CorporateHousing.com, ForRentUniversity.com and Apartamentos.com form the premier online apartment resource for renters seeking great apartment homes and provide property managers and owners a proven platform for marketing their properties. Homesnap is an industry-leading online and mobile software platform that provides user-friendly applications to optimize residential real estate agent workflow and reinforce the agent-client relationship. Homes.com offers real estate professionals advertising and marketing services for residential properties. Realla is the UK’s most comprehensive commercial property digital marketplace. BureauxLocaux is one of the largest specialized property portals for buying and leasing commercial real estate in France. CoStar Group’s websites attract tens of millions of unique monthly visitors. Headquartered in Washington, DC, CoStar Group maintains offices throughout the U.S., Europe, Canada and Asia. From time to time we plan to utilize our corporate website, www.costargroup.com, as a channel of distribution for material company information.

This news release and the Company’s earnings conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar Group's plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar Group and are subject to many risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release or in the earnings conference call cannot or will not be sustained at the current pace or may increase or decrease, including trends and expectations related to revenue, revenue growth, net income, non-GAAP net income, EBITDA, adjusted EBITDA, adjusted EBITDA margin, sales, net new bookings, site traffic and visitors, leads, and renewal rates; the risk that the Company is unable to sustain current Company-wide, CoStar or Apartments net new bookings and that the slowdown in revenue growth and sales bookings that Apartments.com experienced earlier in 2021 is not yet fully resolved; the risk that the Company is unable to realize the full potential of the residential property opportunity as stated in this press release; the risk that the level of investment in residential products, content, sales and marketing is not as expected and set forth in this press release or changes; the risk that revenues for the first quarter and full year 2022 will not be as stated in this press release; the risk that revenues from Residential products for the full year 2022 will not be as stated in this press release; the risk that net income for the first quarter and full year 2022 will not be as stated in this press release; the risk that adjusted EBITDA for the first quarter and full year 2022 will not be as stated in this press release; the risk that adjusted EBITDA for the full year 2022, excluding the Residential product revenue and investments, will not be as stated in this press release; the risk that profit margins for commercial property information and marketplace businesses in 2022, excluding Residential growth investments, will not be as stated in this press release; the risk that non-GAAP net income and non-GAAP net income per diluted share for the first quarter and full year 2022 will not be as stated in this press release; the risk that the tax rate estimates stated in this press release may change; and potential declines in our revenues, revenue growth rates and profitability due to the impact of the COVID-19 pandemic on the commercial real estate industry and our core customer base. More information about potential factors that could cause results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, those stated in CoStar Group’s filings from time to time with the Securities and Exchange Commission, including in CoStar Group’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, including in the “Risk Factors” section of that filing, as well as CoStar Group’s other filings with the SEC (including Current Reports on Form 8-K) available at the SEC’s website (www.sec.gov). All forward-looking statements are based on information available to CoStar Group on the date hereof, and CoStar Group assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.